Exhibit 99.1

Investor Contact:	Andrea Rabney
Argot Partners
212.600.1902
andrea@argotpartners.com

Media Contact:	Meghan Feeks
Argot Partners
212.600.1902
meghan@argotpartners.com

Enzon Reports First Quarter 2012 Results

PISCATAWAY, N.J. – May 2, 2012 — Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for the first quarter of 2012. Enzon reported a net loss of $1.1 million, or $0.02 diluted loss per share, for the first quarter of 2012 as compared to net income of $0.4 million, or $0.01 diluted earnings per share, for the first quarter of 2011. The results from the first quarter of 2011 included receipt of a $5.0 million milestone payment from the purchaser of the specialty pharmaceutical business resulting from the approval of a supplemental Biologic License Application (sBLA) for the manufacture of SS Oncaspar®.

Summary of Financial Results

Royalty Revenue

Royalty revenue for the three months ended March 31, 2012 was $10.3 million, as compared to $11.8 million for the three months ended March 31, 2011. Royalties on PEGINTRON®, marketed by Merck & Co., Inc., continued to comprise the majority of the Company’s royalty revenue, and a reported decline in foreign sales of PEGINTRON was largely accountable for the decrease in royalty revenue.

Research and Development

The Company’s pipeline research and development expenses were $6.9 million for the three months ended March 31, 2012, as compared to $10.5 million for the three months ended March 31, 2011. The pipeline consists of the following clinical programs: PEG-SN38 and mRNA antagonists targeting Hypoxia-Inducible Factor-1a (HIF-1a), Survivin and the Androgen Receptor (AR). In addition, the Company has other novel LNA targets in various stages of preclinical research. Clinical expenses for the first quarter of 2012 declined primarily due to a $2.1 million reduction in salaries and benefits expenses as a result of the restructuring implemented during the fourth quarter of 2011. In addition, Enzon completed enrollment in both of the Company’s Phase II clinical trials of PEG-SN38, as well as Phase I clinical trials for HIF-1a and Survivin.

General and Administrative

General and administrative expenses decreased approximately 28% to $3.7 million for the three months ended March 31, 2012 from $5.1 million for the three months ended March 31, 2011. The decline in 2012 from 2011 was largely the result of several restructuring programs implemented over the past year, as well as the Company’s on-going cost containment efforts.

Cash and Investments

Total cash reserves, which consist of cash, cash equivalents and marketable securities, were $318.7 million as of March 31, 2012, as compared to $323.3 million as of December 31, 2011. The decrease was primarily attributable to $3.75 million of outstanding notes payable repurchased during the first quarter of 2012.

About Enzon

Enzon Pharmaceuticals, Inc. is a biotechnology company dedicated to the research and development of innovative therapeutics for cancer patients with high unmet medical needs. Enzon’s drug-development programs utilize two platforms — Customized PEGylation Linker Technology (Customized Linker Technology®) and third-generation mRNA-targeting agents utilizing the Locked Nucleic Acid (LNA) technology. Enzon currently has four compounds in human clinical development and multiple novel mRNA antagonists in preclinical research. Enzon receives royalty revenues from licensing arrangements with other companies related to sales of products developed using its proprietary Customized Linker Technology. Further information about Enzon and this press release can be found on the Company’s website at www.enzon.com.

Forward-Looking Statements

This press release contains, or may contain, forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements that are purely historical, are forward-looking statements, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions.

Such forward-looking statements are based upon management’s present expectations, objectives, anticipation, plans, hopes, beliefs, intentions or strategies regarding the future and are subject to known and unknown risks and uncertainties that could cause actual results, events or developments to be materially different from those indicated in such forward-looking statements. A more detailed discussion of these and other factors that could affect results is contained in Enzon’s filings with the U.S. Securities and Exchange Commission, including Enzon’s Annual Report on Form 10-K for the year ended December 31, 2011. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

Enzon Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Statements of Comprehensive (Loss) Income
(Unaudited; In thousands, except per share amounts)

	Three months ended March 31,

	2012	2011

Revenues:
Royalties	$10,321	$11,762
Sale of in-process research and development	—	5,000
Contract research and development	103	1,094
Miscellaneous income	177	166

Total Revenues	10,601	18,022

Operating Expenses:
Research and development - pipeline	6,914	10,548
Research and development - specialty and contracted services	85	647
General and administrative	3,675	5,086
General and administrative - contracted services	—	58
Restructuring charges	(37)	359

Total Operating Expenses	10,637	16,698

Operating (Loss) Income	(36)	1,324

Other Income (Expense):
Investment income, net	478	459
Interest expense	(1,417)	(1,480)
Other, net	(96)	128

Total Other Expense	(1,035)	(893)

Loss before income tax expense	(1,071)	431
Income tax expense	—	—

Net (Loss) Income	$(1,071)	$431

(Loss) earnings per common share - basic and diluted	$(0.02)	$0.01

Weighted-average shares - basic	48,293	58,002

Weighted-average shares - diluted	48,293	58,736

Other Comprehensive Income (Loss):
Available-for-sale marketable securities:
Unrealized holding gains (losses) arising during period	$537	$(125)
Reclassification adjustment for realized losses (gains) on sales included in net (loss) income	35	(22)

Total Other Comprehensive Income (Loss)	572	(147)

Comprehensive (Loss) Income	$(499)	$284

Enzon Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; In thousands)

	March 31, 2012	December 31, 2011

Assets
Current assets:
Cash and cash equivalents	$46,214	$104,324
Marketable securities	78,480	58,188
Other current assets	2,456	2,749

Total current assets	127,150	165,261

Property and equipment, net	15,506	16,802
Marketable securities	194,038	160,779
Other assets	252	367

Total Assets	$336,946	$343,209

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,898	$1,572
Accrued expenses and other current liabilities	11,072	13,692

Total current liabilities	12,970	15,264
Notes payable	125,749	129,499
Other liabilities	1,081	1,265

Total Liabilities	$139,800	$146,028

Total Stockholders’ Equity	$197,146	$197,181

Total Liabilities and Stockholders’ Equity	$336,946	$343,209